Exhibit 10B

January 3, 2002

Mr. C.J. Koomen

15415 Via Caballero

Monte Sereno, CA 95030

                Re:  Terms of Employment

Dear Mr. Koomen:

                                The purpose of this letter is to set forth the terms of your employment with SafeNet, Inc. (“SafeNet”).

1.  You will be employed as the Sr. Vice President and General Manager of the SafeNet Embedded Security Division effective January 3, 2002.  You will also serve as Chairman of SafeNet Europe, which comprises SafeNet AG and SafeNet BV. You agree that you will faithfully and diligently serve SafeNet in this position on a full-time basis.  Your title will be changed to President of the Embedded Security Division 12 months after your relocation to Baltimore, Maryland. SafeNet will allow you to serve on mutually agreeable board(s) and continue your activities with Pond Ventures in London as long as such activities do not interfere with your duties for, and interests of, SafeNet, in the good faith judgment of the Board of Directors of SafeNet.  Any outside business activities will require written consent by the CEO of SafeNet.

2.  During the term of this Agreement, you will receive an annual base salary of $220,000.  Your salary will be paid in equal bi-weekly installments, in accordance with SafeNet’s regular payroll practices.  In addition to the annual base salary, you will be eligible to receive a bonus of $100,000.  Your eligibility to receive this bonus is conditioned upon:  (a) the filing by SafeNet of a Form 10K for the year ended December 31, 2002; and (b) the achievement of SafeNet operating income targets for the SafeNet Embedded Security Division and SafeNet, Inc. EPS targets as set by the Board of Directors and provided to you.  If these conditions are not met, you understand that you are not eligible for a bonus.  SafeNet will deduct from your compensation such sums as may be required to be deducted or withheld under the provisions of any law now in effect or hereafter put into effect during the term of this Agreement, including but not limited to social security, unemployment, and income withholding taxes

3.  It will be recommended to the board of directors that you receive stock options under the SafeNet, Inc. 2001 Omnibus Stock Plan (“Plan”) and the Plan’s Stock Option Grant Agreement (“Grant Agreement”) in accordance with the following schedule: (1) You will receive an option grant for 100,000 shares of SafeNet common stock upon initial employment with SafeNet.  25,000 shares of the initial option grant (“Option A”) will fully vest once you have relocated to Baltimore, Maryland.  An additional 37,500 shares of the initial option grant will be granted your first day of employment and will vest 25% per year on each anniversary date (“Option B”).  The remaining 37,500 shares of the initial option grant will be granted upon the successful completion of the 2020 chip according to the terms in the Subordinated Convertible Note (“Option C”).  The vesting period for Option C will be coterminous with the vesting period on Option B.  Your entitlement to vesting and interest in such options will, of course, be determined under and controlled by the terms of the Plan and Grant Agreement.

4.  During your employment, you will be eligible to receive such fringe benefits as are adopted and modified from time to time by SafeNet for its employees.  You will be entitled to an automobile allowance of $650 per month which will cover all costs associated with business use of the automobile including insurance, maintenance, gasoline, etc.  In addition, you will be reimbursed for your reasonable business expenses in accordance with the general policies of SafeNet.

SafeNet has requested that you relocate your permanent residence to its corporate headquarters in Baltimore, Maryland no later than April 1, 2002.  If you have taken all reasonable steps required for relocation, but solely for reasons beyond your control you are unable to comply with the relocation date requirement, relocation is considered to have taken place.  This could happen, for example, if the purchase of a house is waiting for mortgage approval or seller having to vacate the residence. In any event you will be required to reside in Baltimore, Maryland in temporary housing until such conditions are resolved. (Hereafter defined as the “Inclusion Provision”).  In no event may your perm relocation take place later than July 1, 2002.  SafeNet will reimburse you for reasonable expenses up to $50,000 to relocate to Baltimore, which covers transportation of household goods, selling costs, temporary housing and travel expenses.

5.  This agreement will be effective on your first date of employment, and for a period of one year from that date, unless terminated prior to that date in accordance with the provisions of this agreement. If the contract is not continued after that date, provisions as valid for termination under 6(b) will apply.

6.  (a)  Termination for cause.  Your employment may be terminated for cause by SafeNet.  In the event that you are terminated for cause as defined herein, this agreement will be terminated immediately and you will not be eligible for any benefits or severance or other pay beyond your annual salary and other benefits including vested options through the date of such termination.  In addition, you will be required to surrender to SafeNet any unvested shares or stock options, in accordance with the provisions of the Plan and Grant Agreement.  Your termination will not have any effect on any other obligations that you may have under this agreement.  In the case of this agreement, “cause” means that you have:  (i) been found by the Board of Directors to have refused or failed to perform a material part of your obligations under this agreement after written demand to perform such obligation and a period of ten (10) days within which to comply; (2) been found by the Board of Directors to have acted in a fraudulent or dishonest manner in your relations with SafeNet; (3) committed larceny, embezzlement, conversion, or any act involving the misappropriation of funds in the course of your performance of services under this agreement; (4) been found by the Board of Directors to have engaged in any misconduct or violation of SafeNet rules; or (5) been convicted of any crime involving an act of moral turpitude.

    (b)  Termination for Other Cause; Resignation.  In the event that your employment is terminated for any reason other than termination for cause or by your resignation, you will receive six (6) months pay at your regular base rate, paid in accordance with SafeNet’s regular payroll practices.  You will remain employed by the Company through your severance period and will continue to receive all benefits, excluding any bonus amounts but including vesting of options.  During this severance period you will be allowed to look for alternative employment..  In addition, SafeNet will reimburse you up to $50,000 in relocation costs if you choose to move from the Baltimore area.  This payment and benefits will be SafeNet’s sole obligation to you.  At its sole discretion, SafeNet may elect to pay this amount in a lump sum.  If on or before April 1, 2002 you resign your employment with SafeNet or do not relocate your permanent residence to Baltimore, Maryland subject to the Inclusion Condition you will not be eligible to receive severance pay or bonuses and will instead receive only payment of your base salary through your last day of work.  In addition, you will be required to surrender to SafeNet any unvested shares or stock options in accordance with the provisions of the Plan and Grant Agreement.  The termination of your employment in accordance with this paragraph or by your resignation will not affect any other obligations you may have under this agreement, including specifically those contained in paragraph 7 below.

7.  SafeNet requires its employees to sign a nondisclosure, conflict of interest, noncompetition and nonsolicitation agreement.  You acknowledge that you will be required to do so, and agree that you will sign and abide by the terms of that agreement, a copy of which is attached hereto and which is incorporated into as a material part of this agreement.  You agree that the provisions of the nondisclosure, conflict of interest, noncompetition and nonsolicitation agreement will survive any termination of this agreement.

8.  The waiver by SafeNet of any breach by you of any provision of this agreement will not constitute a waiver of any subsequent breach by you.

9.  Any notice required to be given to you under this agreement will be sufficient if it is in writing and sent to your residence as it appears on SafeNet’s records.

10.  This agreement will be binding upon and inure to the benefit of both parties hereto and any respective heirs, legatees, personal representatives and other legal representatives, successors and assigns, except that in the event of your death or incapacity occurring outside the premises of, or outside business related travel or meetings for SafeNet all of your benefits under this agreement will terminate.  In the event of your death or incapacity arising from business related activities you will be entitled to the benefits under the severance section with the exception of option where the plan documents prevail.

11.  This agreement contains and constitutes the entire agreement between  you and SafeNet.  You acknowledge that there are no representations, warranties, covenants, or promises except as set forth herein.  This Agreement supersedes any and all prior and contemporaneous agreements, understandings, negotiations and discussions, written or oral, relating to your employment with SafeNet.  This agreement may be amended only in writing, signed by the party affected by the amendment.

12.  This agreement will be governed by and construed and enforced in accordance with the laws of the State of Maryland.  You agree that any action brought relating to the breach of or performance of any obligation under this agreement may be brought only in a court of competent jurisdiction in Maryland.

If this agreement is acceptable to you, please indicate your agreement with it by signing it and dating it in the space provided below.

We look forward to your employment with the SafeNet Embedded Security Division.

Sincerely yours,

/s/ Anthony Caputo
Anthony Caputo
Chairman and Chief Executive Officer
SafeNet, Inc.

READ, UNDERSTOOD, AND AGREED TO:

/s/ C. J. Koomen
C.J. Koomen

January 3, 2002
Date